Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in Registration Statement No. 333-192956 on Form S-1 and the related prospectus of our report dated February 28, 2014, relating to the consolidated financial statements of Ignyta, Inc. and Subsidiary, appearing in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

February 28, 2014